UNITED STATES SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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TXCO Resources Inc.
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For Immediate Release	Contact Information
Monday, March 10, 2008	Investors: Roberto R. Thomae
(210) 496-5300 ext. 214, bthomae@txco.com
Media: Paul Hart
(210) 496-5300 ext. 264, pdhart@txco.com

TXCO Resources Increases Fort Trinidad-Area Interest

SAN ANTONIO -- March 10, 2008 -- TXCO Resources Inc. (Nasdaq:TXCO) today announced it has increased its Fort Trinidad Field-area holdings in East Texas through a $19.6 million acquisition of acreage and reserves.

Through separate transactions with several private parties, the Company has increased its Fort Trinidad holdings to 36,498 gross acres, or 20,526 net acres. Prior to the acquisition, TXCO had interests in approximately 18,000 gross acres, or 8,000 net acres. The acquisition includes 8.1 bcfe of proved reserves at year end, purchased at an average cost of $2.06 per mcfe.

The Fort Trinidad Field, part of TXCO's 2007 acquisition of Output Exploration LLC, is located in portions of Houston, Madison and Leon counties and is prospective from multiple producing formations in the East Texas Basin. The Company's current drilling program targets Fort Trinidad's gas-charged Glen Rose shoals. Its first Glen Rose shoal well recently went on production while a second well currently is drilling. The Company plans to have a second rig working in the area by mid April.

"This acquisition adds to the potential TXCO has in East Texas," said Chairman and CEO James E. Sigmon. "Fort Trinidad is a good fit with our core, Maverick Basin area because it is prospective from similar formations that we know well -- the Glen Rose, Buda, Austin Chalk and Eagleford/Woodbine formations. Our expertise in underbalanced, horizontal drilling will assist us in developing these reservoirs and unlocking their value. Also, Fort Trinidad is prospective for the prolific down-dip Bossier play."

About TXCO Resources
TXCO Resources, formerly The Exploration Company, is an independent oil and gas enterprise with interests in the Maverick Basin, the onshore Gulf Coast region and the Marfa Basin of Texas, and the Midcontinent region of western Oklahoma. It has a consistent record of long-term growth in its proved oil and gas reserves, leasehold acreage position, production and cash flow through its established exploration and development programs. TXCO's business strategy is to build shareholder value by acquiring undeveloped mineral interests and internally developing a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. It accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on Nasdaq's Global Select Market under the symbol "TXCO."

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Important Information
           TXCO will soon be filing with the Securities and Exchange Commission, and mailing to its stockholders, a proxy statement and WHITE proxy card concerning the solicitation of proxies by the Board of Directors in connection with the election of directors and other actions to be taken at the 2008 Annual Meeting of Stockholders. As required by the Securities and Exchange Commission, you are urged to read the proxy statement when it becomes available because it contains important information. After it is filed with the Securities and Exchange Commission, you will be able to obtain the proxy statement free of charge at the Securities and Exchange Commission's website, www.sec.gov. A proxy statement also will be made available for free to any TXCO stockholder who makes a request to TXCO's Vice President-Capital Markets, Roberto R. Thomae, at (210) 496-5300 (ext. 214) or 777 East Sonterra Blvd., Suite 350, San Antonio, Texas 78258.

           TXCO and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the 2008 Annual Meeting of Stockholders. Information regarding the names, interests and affiliations of these persons in connection with the election of directors and other actions to be taken at the 2008 Annual Meeting of Stockholders will be included in the proxy statement filed by TXCO in connection therewith. In addition, TXCO files annual, quarterly and special reports, proxy and information statements, and other information with the Securities and Exchange Commission. These documents are available free of charge at the Securities and Exchange Commission's website at www.sec.gov or from TXCO at www.txco.com.

Forward-Looking Statements
Statements in this press release that are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to budget and drilling plans, capital expenditures, production levels, the timing, number and cost of wells to be drilled, new projects and expected response, and establishment of reserves. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. TXCO undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. More information about potential factors that could affect the Company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended December 31, 2006, and its Form 10-Q for the quarter ended September 30, 2007. These and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's Web site at www.txco.com. Copies are available without charge, upon request from the Company.

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